Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Spire Global, Inc. of our report dated April 4, 2025, except for the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is March 19, 2026, relating to the financial statements, which appears in Spire Global, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Washington, District of Columbia
April 13, 2026